Exhibit 107

CALCULATION OF FILING FEE TABLES

Form F-1

(Form Type)

Luokung Technology Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Ordinary Share, $0.0001 par value per share(1)	457(c)	3,850,792	$1.69	(2)	$6,507,838.48	$0.00015310	$996.35

	Total Offering Amounts						$6,507,838.48		$996.35

	Total Fees Previously Paid						-		-

	Total Fee Offsets						-		-

	Net Fee Due								$996.35

(1)	Includes 3,850,792 Ordinary Shares currently held by certain shareholders of the Registrant. In the event of a stock split, stock dividend or other similar transaction involving the registrant’s Ordinary Shares, in order to prevent dilution, the number of Ordinary Shares registered hereby shall be automatically increased to cover the additional Ordinary Shares in accordance with Rule 416(a) under the Securities Act.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s Ordinary Shares on January 17, 2025, as reported on the Nasdaq.